Exhibit 10.1

VERDE CLEAN FUELS, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of September 30, 2024 (the “Effective Date”), with services and performance obligations to commence on October 1, 2024 (“Start Date”), by and between Verde Clean Fuels, Inc., a Delaware corporation (the “Company”), and George W. Burdette III (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT TERM. The term of the Executive’s employment under this Agreement will commence on the Start Date and continue through the fourth anniversary of the Start Date (the “Employment Term”), unless terminated earlier by the Company or the Executive in accordance with Section 6. Following the expiration of the Employment Term, the Executive will continue to be employed by the Company on an “at-will” basis, meaning that either the Executive or the Company may terminate the Executive’s employment for any reason, or for no reason, and the Company will have no further obligations to the Executive, including any obligations contained in Section 7. Notwithstanding the foregoing, the obligations contained in Section 9 will survive the termination or expiration of the Employment Term for any reason and will be fully enforceable thereafter.

2. POSITION AND DUTIES.

(a) During the Employment Term, the Executive will serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company or to such other person designated by the Company. In this capacity, the Executive will have the duties, authorities, and responsibilities commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive.

(b) During the Employment Term, the Executive will devote all of the Executive’s business time, energy, business judgment, knowledge, skill and best efforts to the performance of the Executive’s duties to the Company, provided that the foregoing will not prevent the Executive from (i) serving on the boards of directors of nonprofit organizations and, with the prior written approval of the board of directors of the Company (the “Board”), other for profit companies; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing the Executive’s passive personal investments, so long as such activities do not (A) violate Section 9, (B) individually or in the aggregate interfere or conflict with the Executive’s duties hereunder, or (C) create a potential business or fiduciary conflict.

3. COMPENSATION.

(a) BASE SALARY. During the Employment Term, the Company will pay the Executive a base salary (the “Base Salary”) at an annual rate of $400,000, in accordance with the Company’s regular payroll practices. The Base Salary is subject to annual review by the Board (or a committee thereof), in its sole discretion, and may be adjusted, from time to time.

(b) CASH INCENTIVE. The Executive will be eligible to receive a discretionary annual bonus with a target amount equal to fifty percent (50%) of the Executive’s Base Salary based on the satisfaction of performance goals determined by the Board in its sole discretion, which goals may extend over multiple years (the “Cash Incentive”). The Cash Incentive will be subject to the terms and conditions of the Company’s cash bonus program, as determined by the Board in its sole discretion, and paid to the Executive at the same time as bonuses are generally payable to other senior executives of the Company, subject to the Executive’s continued employment through the applicable payment date.

4. EQUITY AWARDS. On the next business day following the Start Date, the Executive will be granted a non-qualified stock option (a) to purchase 310,985 shares of the Company Class A common stock (the amount of shares is based on a Black-Scholes fair value equal to 1.5 times Executive’s Base Salary), (b) with an exercise price equal to the greater of (i) $5.99 per share or (ii) the last sales price of the Class A common stock as reported by The Nasdaq Stock Market on the trading day immediately prior to the date of grant, (c) expiring on May 29, 2031, and (d) vesting 25% on May 29, 2025, and 25% on each of the first, second and third anniversaries of May 29, 2025, in each case so long as you remain continuously employed by the Company from the date of grant through such vesting dates (the “Initial Equity Award”). The Initial Equity Award will have other terms and conditions substantially similar to the grant notices and stock option agreements issued to Company employees on May 29, 2024, as governed by the Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan (the “Plan”). During the Employment Term, the Executive shall be eligible to receive other equity awards under the Plan, which awards, if any, will be in such amounts and on such terms and conditions as the Board will determine from time to time in its sole discretion. Nothing herein will be construed to give the Executive any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or a committee thereof.

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan adopted by the Company for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation in any such program will be subject to the terms of the applicable plan documents and Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time without violation of this Agreement.

(b) VACATIONS. During the Employment Term, the Executive will be eligible to take vacation in accordance with the Company’s vacation policies as in effect from time to time.

(c) BUSINESS EXPENSES. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy.

6. TERMINATION. The Employment Term may be terminated by either the Company or the Executive at any time and for any reason or for no reason, subject to any notice requirements set forth herein. Upon termination of the Employment Term, the Executive is entitled to the compensation and benefits described in Section 7 and has no further rights to any compensation or any other benefits from the Company or any of its affiliates. The Employment Term may terminate:

(a) DEATH. Automatically upon the Executive’s death.

(b) DISABILITY. Upon 10 days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for 180 days out of any 365-day period or for 120 consecutive days.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” means the Executive’s:

(i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate;

(ii) failure to perform duties as reasonably directed by the Board or the person to whom Executive reports;

(iii) conduct that brings or is reasonably likely to bring the Company or an affiliate negative publicity or into public disgrace, embarrassment, or disrepute;

(iv) gross negligence or willful misconduct with respect to the Company or an affiliate;

(v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or

(vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between Executive and the Company or an affiliate.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” means the occurrence of any of the following events during the Employment Term without the written consent of the Executive, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i) material reduction in Base Salary other than as part of one or more reductions in base salaries that apply equally to each of the members of the Company’s executive leadership team in substantially the same proportions; or

(ii) within one year following the Start Date, a relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from the location of Executive’s principal place of employment as of the Start Date of this Agreement (provided that, a relocation shall not include: (A) the Executive’s travel for business in the course of performing the Executive’s duties for the Company or any of its subsidiaries or affiliates, (B) the Executive working remotely or (C) the Company or any of its subsidiaries or affiliates requiring the Executive to report to the office within the Executive’s principal place of employment (instead of working remotely).

The Executive will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances and actually terminate employment within 60 days following the expiration of the Company’s 30-day cure period described above if the applicable condition has not been cured. Otherwise, any claim of such circumstances as Good Reason will be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon 60 days’ prior written notice by the Executive to the Company of the Executive’s resignation without Good Reason (which the Company may, in its sole discretion, make effective earlier than any date provided in such notice).

7. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event of a termination on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, is entitled to the following:

(i) any accrued but unpaid Base Salary through the date of termination, payable on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s regular payroll practices;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, payable in accordance with the Company’s expense reimbursement policy; and

(iii) all other payments, benefits or fringe benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, provided that in no event will the Executive be entitled to any severance or termination payments except as specifically provided in this Agreement (collectively, payments in Section 7(a)(i) through Section 7(a)(iii) hereof, the “Accrued Benefits”).

(b) DISABILITY. In the event of a termination on account of the Executive’s Disability, the Company will pay the Executive the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. In the event of a termination (x) by the Company for Cause or (y) by the Executive without Good Reason, the Company will pay the Executive the Accrued Benefits.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.

(i) In the event of a termination (x) by the Company other than for Cause or (y) by the Executive for Good Reason, in each case, that occurs outside of the CIC Severance Period (as defined below), the Company will pay or provide to the Executive the following, subject to the provisions of Section 8 hereof:

(1) the Accrued Benefits; and

(2) subject to the Executive’s continued compliance with the obligations in Section 8, Section 9 and Section 10, an amount equal to the product of (i) 1.5 and (ii) the Base Salary (the “General Severance”), which amount shall be payable in regular installments over the 18-month period following the date of termination in accordance with the Company’s normal payroll practice; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 25 hereof), any such payment scheduled to occur during the first 60 days following the termination will not be paid until the first regularly scheduled pay period following the 60th day following such termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto. Notwithstanding the forgoing, in the event that either (i) the Executive’s termination of employment is in connection with the wind down of the Company or (ii) a notice to proceed is not reached on a facility by February 15, 2025 and the Executive’s termination of employment occurs following February 15, 2025, as determined by the Board in its sole discretion, no General Severance will be payable pursuant to this Section 7(d)(i)(2).

(ii) In the event of a termination (x) by the Company other than for Cause or (y) by the Executive for Good Reason, in each case, that occurs during the 24-month period following a Change in Control (as defined in the Plan and such period being the “CIC Severance Period”), the Company will pay or provide to the Executive the following, subject to the provisions of Section 8 hereof:

(1) the Accrued Benefits; and

(2) subject to the Executive’s continued compliance with the obligations in Section 8, Section 9 and Section 10, a lump sum payment equal to the product of (i) 2.25 and (ii) the Base Salary for the year in which the termination occurs (the “CIC Severance”), payable within 60 days following the date of termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment scheduled to occur during the first 60 days following the termination will not be paid until the first regularly scheduled pay period following the 60th day following such termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto. Notwithstanding the forgoing, in the event that either (i) the Executive’s termination of employment is in connection with the wind down of the Company or (ii) a notice to proceed is not reached on a facility by February 15, 2025 and the Executive’s termination of employment occurs following February 15, 2025, as determined by the Board in its sole discretion, no CIC Severance will be payable pursuant to this Section 7(d)(ii)(2).

Payments and benefits provided in this Section 7(d) are in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any Company policies or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) SECTION 280G. To the extent that any amount payable to the Executive hereunder, as well as any other “parachute payment” as such term is defined under Section 280G (collectively with the regulations promulgated thereunder, “Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the Executive (the “Covered Payments”), exceeds the limitations of Section 280G such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then, before making the Covered Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction will be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts will be reduced (but not below zero) on a pro rata basis.

(f) RESIGNATION FROM ALL OTHER POSITIONS. Upon any termination of the Employment Term, the Executive will promptly resign, and will be deemed to have automatically resigned, from all positions that the Executive holds as a member of the Board, officer, director or fiduciary of the Company or any of its affiliates. The Executive will take all actions reasonably requested by the Company to give effect to this provision.

(g) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination pursuant to Section 7 hereof will be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employment Term or any breach of this Agreement by the Company.

8. RELEASE; CLAWBACK.

(a) Any and all amounts payable and benefits provided beyond the Accrued Benefits pursuant to Section 7(d) (including the General Severance and CIC Severance, as applicable, the “Severance Benefits”) will only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release will be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination. The first such payment of the Severance Benefits will include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the effective date of the Executive’s termination of employment. Any delay in the payment of the Severance Benefits will not extend the period of time that the Severance Benefits are payable pursuant to Section 7(d). During such time that the Executive is receiving the Severance Benefits, if (A) the Company discovers grounds constituting Cause existed before the Executive’s termination or (B) the Executive breaches any of the covenants set forth in Section 9 and/or Section 10, the Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and the pre-tax value of any Severance Benefits previously paid to the Executive will be immediately repaid by the Executive.

(b) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. The Executive acknowledges that, during the course of the Executive’s employment or other engagement with the Company or any of its direct or indirect subsidiaries (the “Company Group”), the Executive will have access to information about the Company Group and that such employment or engagement shall bring the Executive into close contact with confidential, proprietary and/or trade secret information of the Company Group. In recognition of the foregoing, the Executive agrees, at all times during the term of the Executive’s employment or engagement with any member of the Company Group and at all times thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person without written authorization of the Company, any Confidential Information that the Executive obtains or creates. The Executive further agrees not to make copies of such Confidential Information except as authorized by the Company. The Executive understands that “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company Group wishes to maintain as confidential. The Executive understands that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business, operations and/or products, research, or development of the Company Group, or to the technical data, trade secrets, or know-how of the Company Group, including, but not limited to, research, development or product plans, or other information regarding the products or services and markets of the Company Group, customer lists and customers (including, but not limited to, customers of the Company Group on whom the Executive called or with whom the Executive may become acquainted during the term of the Executive’s employment or engagement), business partners and relationships (including investors, partners, portfolio managers and service providers), limited partners, shareholders and prospective limited partners and shareholders of the Company Group, software, developments, inventions, processes, methods, formulas, technology, computerized investment approaches, methodologies, trading systems and programs, mathematical models, simulated results, simulation software, price or research databases, designs, drawings, algorithms, numerical techniques, analytical results, technical data, other research (regardless of the medium in which such information is contained), engineering, drilling plans, acquisition strategies, marketing plans, finances, financial performance and performance “track record”, existing, proposed and declined investments and investment strategies, compensation arrangements and amounts (whether relating to a member of the Company Group or to any of their respective employees), contractual relationships (including the terms of this Agreement, unless otherwise set forth herein), legal and compliance documents, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other property of the Company Group. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become or are publicly and widely known through no unauthorized disclosure by the Executive or others who were under confidentiality obligations as to the item or items involved, (ii) information that the Executive rightfully had in his or her possession free of any obligation of confidence at the time such portion of the Confidential Information was communicated to the Executive (and can be documented as such), or (iii) any information that the Executive is required to disclose to, or by, any governmental or judicial authority. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company Group to make any such reports or disclosures and the Executive shall not be required to notify the Company Group that such reports or disclosures have been made.

(b) NONCOMPETITION.

(i) The Executive acknowledges that (i) the Executive will perform services of a unique nature for the Company Group that are irreplaceable and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group; (ii) the Executive will have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group; (iii) in the course of employment by a competitor, the Executive would inevitably use or disclose such Confidential Information; (iv) the members of the Company Group have substantial relationships with their customers and the Executive will have access to these customers; (v) the Executive will receive specialized training from the Company Group; and (vi) the Executive will generate goodwill for the Company Group in the course of employment. Accordingly, during the Executive’s employment or other engagement with any member of the Company Group and for a period of one year thereafter (the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, for the Executive’s own account or for the account of any other person, with or on behalf of any person, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, employee, consultant, representative, advisor or executive, or in any other capacity or relationship, (A) engage in any Competitive Activities within or with respect to any state, city, county, parish or other locale in which the Company operates or has taken substantial preparatory steps to enter, (B) participate in or make any investment or acquisition in any investment, assets or other interests that the Executive actually knew had been consummated or was being pursued or contemplated by the Company Group, and/or (C) take any preparatory steps to engage in any of the activities described in clauses (A) or (B) of this Section 9(b). Notwithstanding the foregoing, (1) nothing herein prohibits the Executive from being a passive owner of not more than 1% of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation and (2) in the event the Executive’s termination of employment is in connection with the wind down of the Company and no General Severance is paid pursuant to Section 7(d)(i)(2), this Section 9(b) shall not apply following such termination of employment.

(ii) As used in this Agreement, the following terms shall have the following meanings:

(1) “Business Relation” shall mean any direct or indirect, current or prospective, client, customer, licensee, supplier, partner, financing party, investor, venturer or other business relation of any member of the Company Group, or any such relation that was a client, customer, licensee, supplier, partner, financing party, investor, venturer or other business relation within the prior twelve-month period, in each case, with whom the Executive transacted business, or about whom the Executive learned non-public or other sensitive information through the Executive’s employment or engagement with any member of the Company Group.

(2) “Company Business” the business of (i) developing, commercializing and utilizing gas or syngas-to-liquid technologies (including the STG+ Technology, and gas-to-gasoline, gas-to-diesel, gas-to-methanol, gas-to-distillate and methanol-to-gas technologies), including for projects and purposes for which the STG+ Technology and/or gas-to-gasoline, gas-to-diesel, gas-to-methanol, or gas-to-distillate technologies may be useful throughout the world (the “Projects”), and (ii) developing, constructing, financing, owning and/or operating Projects.

(3) “Competitive Activities” shall mean directly or indirectly holding or owning any interest (beneficial or otherwise) in, participating in (whether as a director, officer, employee, consultant, member, partner, advisor, agent, representative or otherwise), consulting with, rendering services for (including as an employee), or in any manner encouraging or engaging in, themselves or with or through other persons, any business or enterprise involving or related to the Company Business.

(4) “Interfering Activities” shall mean (i) assisting, encouraging, soliciting, or inducing, or in any manner attempting to assist, encourage, solicit, or induce, any person employed by, or providing consulting services to, any member of the Company Group to terminate such person’s employment or services (or in the case of a consultant, reducing such services) with the Company Group; (ii) hiring or engaging any individual who was employed by, or a consultant to, any member of the Company Group at any point within the six-month period prior to the date of such hiring; or (iii) assisting, encouraging, soliciting, or inducing, or in any manner attempting to assist, encourage, solicit, or induce, any Business Relation to cease doing business with, reduce the amount or profitability of business conducted with, or alter the terms of the relationship with, the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(c) NONSOLICITATION; NONINTERFERENCE.

(i) During the Restricted Period, the Executive shall not, directly or indirectly for the Executive’s own account or for the account of any other person, engage in Interfering Activities or assist, encourage, solicit or induce any person to engage in Interfering Activities.

(d) NONDISPARAGEMENT. Subject to Section 11, the Executive agrees that during the Executive’s employment or other engagement with any member of the Company Group, and at all times thereafter, the Executive will not make, publish, or communicate any disparaging or defamatory comments regarding any member of the Company Group and its current or former directors, officers, members, partners, employees or direct or indirect owners, in any respect, or make any comments concerning any aspect of the Executive’s relationship with the Company Group or any conduct or events which precipitated any termination of the Executive’s employment.

(e) INVENTIONS.

(i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s duties to the Company Group or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the Executive’s employment or other engagement with the Company Group; or (B) suggested by any work that the Executive performs in connection with the Company Group, either while performing the Executive’s duties with the Company Group or on the Executive’s own time, will belong exclusively to the Company Group (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records are the sole and exclusive property of the Company, and the Executive will surrender them upon termination of employment, or upon the Company’s request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Executive’s employment or other engagement with the Company Group, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Executive’s employment or other engagement with the Company Group, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit.

(ii) In addition, the Inventions are deemed “Work for Hire,” as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Executive agrees that the Company is the sole owner of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f) RETURN OF COMPANY PROPERTY. Upon termination of the Executive’s employment or other engagement with the Company Group for any reason (or at any time prior thereto at the Company’s request), the Executive will (i) provide or return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, access cards, or other equipment, documents and other property belonging to the Company Group) and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Executive’s possession or control.

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms of this Agreement, including the restraints imposed under this Section 9. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in Section 9(b), the Executive will provide a copy of this Agreement to such entity, and such entity will acknowledge to the Company in writing that it has read this Agreement. The Executive acknowledges that each of these covenants has a unique, substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further agrees that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including, without limitation, pursuant to this Section 9.

(h) REFORMATION. If it is determined by an arbitrator or court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the arbitrator or court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) TOLLING. In the event of any violation of the provisions of this Section 9, the Executive agrees that the post-termination restrictions contained in this Section 9 will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the Restricted Period will be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in Section 9 and Section 10 hereof will survive the termination or expiration of the Employment Term and employment hereunder and are fully enforceable thereafter.

10. COOPERATION. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Employment Term for any reason, to the extent reasonably requested by the Board, the Executive will cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that the Company will make reasonable efforts to minimize disruption of the Executive’s other activities. The Company will reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

11. WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii) accepting any U.S. Securities and Exchange Commission Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be required to notify the Company that such reports or disclosures have been made.

12. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate, and in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, is entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages.

13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. Notwithstanding the foregoing, the Company may assign this Agreement, including to any successor to all or substantially all of the equity, business and/or assets of the Company.

14. SET-OFF; NO MITIGATION. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder will be subject to set-off, counterclaim, or recoupment of amounts owed by the Executive to the Company or any of its affiliates. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor will the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as provided in Section 7 hereof.

15. NOTICE. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile, mailed by first class mail, return receipt requested, or, for the Executive only, electronic mail (with hard copy to follow by regular mail) to the recipient at the address below indicated:

To the Company:	711 Louisiana St. Ste. 2160
Houston, Texas 77002
Ernest Miller
emiller@verdecleanfuels.com

If to the Executive, at the Executive’s last known address on file with the Company.

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control.

17. SEVERABILITY. The provisions of this Agreement are deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder are enforceable to the fullest extent permitted by applicable law.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which together will constitute one and the same instrument. Electronic copies shall have the same force and effect as the originals.

19. ARBITRATION. To the maximum extent permitted by applicable law, any dispute or controversy arising under or in connection with this Agreement or employment or engagement with any member of the Company Group (including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, or constructive discharge) (“Disputes”), other than injunctive relief under Section 12 and as set forth in this Section 19 hereof, will be settled exclusively by arbitration in Houston, Texas, conducted before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. In any such arbitration proceeding the parties hereto agree to provide all discovery deemed necessary by the arbitrator. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 19, (a) each party will pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses; and (b) the arbitration costs will be borne entirely by the Company. Nothing in this Section 19 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

20. APPLICABLE LAW; CHOICE OF VENUE AND CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced exclusively in accordance with, the internal laws of the State of Texas, including its statutes of limitations.

(b) With respect to any Dispute, the parties hereby consent to the arbitration provisions of Section 19 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and further agree that any related litigation will be conducted solely in any state or federal court located in the State of Texas, where this Agreement is made and/or to be performed, and no other courts.

(c) Each party may be served with process in any manner permitted under Texas law, or by United States registered or certified mail, return receipt requested.

(d) BY EXECUTION OF THIS AGREEMENT, THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT.

(e) Except as provided under this Section 20, the parties acknowledge and agree that in connection with any dispute hereunder, each party will pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

21. INDEMNIFICATION. The Company will indemnify and hold the Executive harmless to the extent permitted under applicable law and the Company’s bylaws for acts and omissions resulting from the Executive’s good-faith performance of the Executive’s duties to the Company.

22. LIABILITY INSURANCE. The Company will cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors, as applicable.

23. MISCELLANEOUS. No provision of this Agreement may be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. For purposes of this Section 23, a “writing” will not include facsimile or e-mail. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with any exhibits hereto, sets forth the entire agreement of the parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter contained herein have been made by either party that are not expressly set forth in this Agreement.

24. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any non-competition, non-solicitation, non-disclosure, restrictive covenant or other agreement, obligation or restriction, that, in either case, could prevent the Executive from entering into this Agreement or performing, or impairing the ability to perform, all of the Executive’s duties hereunder. The Company may terminate the Executive’s employment immediately, and the Company will have no further obligations to the Executive, including any obligations contained in Section 7, if the representation made by the Executive under this Section 24(b) is false. The Executive expressly acknowledges and agrees that the Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer or other third party in the course of performing services for the Company, and the Executive promises that the Executive shall not do so. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance therewith.

25. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any taxes of the Executive that should have been withheld.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

(v) Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

26. PUBLICITY. Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

27. SECURITY AND ACCESS. Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Ernest Miller
Name:	Ernest Miller
Title:	Chief Executive Officer

EXECUTIVE

/s/ George W. Burdette III
George W. Burdette III

[Signature Page to Employment Agreement]